Exhibit 99.1

Ladder Capital Corp Reports Fourth Quarter and Full Year 2017 Results and Announces First Quarter 2018 Dividend to Holders of Class A Common Stock

Financial Highlights

GAAP disclosures:

  GAAP income before taxes of $48.4 million for the fourth quarter and $133.6 million for the year ended December 31, 2017
  GAAP diluted EPS of $0.40 for the fourth quarter and $1.13 for the year ended December 31, 2017
  After-tax GAAP return on average equity of 12.2% for the fourth quarter and 8.6% for the year ended December 31, 2017
  GAAP book value per share of $13.19 at December 31, 2017

Core (non-GAAP) disclosures:

  Core earnings of $60.4 million for the fourth quarter and $178.8 million for the year ended December 31, 2017
  Core EPS of $0.47 for the fourth quarter and $1.54 for the year ended December 31, 2017
  After-tax core return on average equity of 13.9% for the fourth quarter and 11.5% for the year ended December 31, 2017
  Undepreciated book value per share of $14.60 at December 31, 2017

Operating and financing statistics:

  Increased the quarterly cash dividend rate for the third time in three years to $0.315/share of Class A common stock in the fourth quarter to reflect the ongoing growth trends in recurring interest and operating lease income, bringing total dividends to $1.215/share of Class A common stock in 2017
    Announced today the declaration of a first quarter 2018 dividend of $0.315/share of Class A common stock
  Originated $1.1 billion of commercial mortgage loans in the fourth quarter resulting in total originations of $2.9 billion in 2017, composed of $1.5 billion of mortgage loans held for sale and $1.4 billion of mortgage loans held for investment
  Made $6.3 million of net leased and other equity investments in the fourth quarter resulting in total net leased and other equity investments of $236.9 million in 2017
  Contributed $851.1 million of loans to 6 securitization transactions in the fourth quarter resulting in a total of $1.5 billion of loans contributed to 7 securitization transactions in 2017
  Executed 2 CLO securitization transactions in the fourth quarter resulting in $689.6 million of non-recourse, non-mark-to-market, matched-term funding
  Repurchased 189,897 shares of Class A common stock at an average price of $13.61/share; to date, Ladder has utilized $8.2 million of the $50.0 million stock repurchase authority previously approved by the Board of Directors

NEW YORK--(BUSINESS WIRE)--February 27, 2018--Ladder Capital Corp (NYSE:LADR) (“we,” “Ladder,” or the “Company”) today announced operating results for the quarter and year ended December 31, 2017. GAAP income before taxes for the year ended December 31, 2017 was $133.6 million compared to $120.0 million for the year ended December 31, 2016. GAAP income before taxes for the three months ended December 31, 2017 was $48.4 million compared to $72.4 million for the three months ended December 31, 2016. The 2017 results reflect higher gains on sales of loans and securities as well as increased operating lease income, offset by lower gains on sales of real estate. Diluted EPS for the three months and year ended December 31, 2017 was $0.40 and $1.13, respectively, compared to $0.63 and $1.06 for the three months and year ended December 31, 2016, respectively. After-tax GAAP return on average equity was 12.2% in the fourth quarter of 2017.

Core earnings, a non-GAAP financial measure, was $60.4 million for the fourth quarter of 2017, compared to $44.6 million earned in the fourth quarter of 2016. For the year ended December 31, 2017, core earnings was $178.8 million compared to $158.2 million for 2016. The results reflect higher gains on sales of loans and securities as well as an increase in operating lease income. We believe core earnings, which adjusts GAAP income before taxes for certain non-cash expenses, unrecognized derivative results, and the economic gains on securitization transactions not recognized for GAAP accounting for which risk has substantially transferred, is useful in evaluating our earnings from operations across reporting periods. Core EPS, a non-GAAP financial measure, was $0.47 for the fourth quarter of 2017 and $1.54 for the year ended December 31, 2017, compared to $0.37 and $1.48 for the three months and year ended December 31, 2016, respectively.

Ladder Capital Corp today announced the declaration by its Board of Directors of a first quarter 2018 dividend of $0.315 per share of Class A common stock. The cash dividend is payable on April 2, 2018 to stockholders of record as of the close of business on March 12, 2018.

Portfolio Overview

The following table summarizes the book value of our investment portfolio as of the dates indicated below ($ in thousands):

	December 31, 2017		December 31, 2016
Loans
Balance sheet loans:
Balance sheet first mortgage loans	$3,123,268	51.9%	$1,832,626	32.9%
Other commercial real estate-related loans	159,194	2.6%	167,469	3.0%
Provision for loan losses	(4,000)	(0.1)%	(4,000)	(0.1)%
Total balance sheet loans	3,278,462	54.4%	1,996,095	35.8%
Conduit first mortgage loans	230,180	3.8%	357,882	6.4%
Total loans	3,508,642	58.2%	2,353,977	42.2%
Securities
CMBS investments	1,066,570	17.7%	2,043,566	36.6%
U.S. Agency Securities investments	39,947	0.7%	57,381	1.1%
Total securities	1,106,517	18.4%	2,100,947	37.7%
Real Estate
Real estate and related lease intangibles, net	1,032,041	17.1%	822,338	14.7%
Total real estate	1,032,041	17.1%	822,338	14.7%
Other Investments
Investments in unconsolidated joint ventures	35,441	0.6%	34,025	0.6%
FHLB stock	77,915	1.3%	77,915	1.4%
Total other investments	113,356	1.9%	111,940	2.0%
Total investments	5,760,556	95.6%	5,389,202	96.6%
Cash, cash equivalents and restricted cash	182,683	3.0%	64,017	1.1%
Other assets	82,376	1.4%	125,118	2.3%
Total assets	$6,025,615	100.0%	$5,578,337	100.0%

Note: CMBS investments and U.S. Agency Securities are carried at fair value.

Liquidity and Capital Resources

During the fourth quarter of 2017, we consummated two securitizations of floating-rate commercial mortgage loans through a static collateralized loan obligation (“CLO”) structure. In the first CLO transaction, we contributed over $456.9 million of balance sheet loans and retained an approximately 18.5% interest, and in the second CLO transaction, we contributed over $431.5 million of balance sheet loans and retained an approximately 25.0% interest. Certain of the loans contributed to the CLOs have future funding components that are retained by a subsidiary of ours in the form of a participation interest or separate note. However, for a limited period of time, to the extent loans in the CLOs are repaid, the CLO trusts may acquire portions of the future fundings from our affiliate.

On October 27, 2017, we amended our syndicated revolving credit facility to increase the maximum funding capacity to $241.4 million.

The following table summarizes our debt obligations as of the following dates ($ in thousands):

	December 31, 2017	December 31, 2016

Committed loan repurchase facilities	$398,653	$567,163
Committed securities repurchase facility	—	228,317
Uncommitted securities repurchase facilities	74,757	311,705
Total repurchase facilities	473,410	1,107,185
Revolving credit facility	—	25,000
Mortgage loan financing	692,696	590,106
CLO debt(1)	688,479	—
Participation financing - mortgage loan receivable	3,107	—
Borrowings from the FHLB	1,370,000	1,660,000
Senior unsecured notes(2)	1,152,134	559,847
Total debt obligations	$4,379,826	$3,942,138

(1)	Presented net of unamortized debt issuance costs of $6.0 million as of December 31, 2017.
(2)	Presented net of unamortized debt issuance costs of $14.1 million and $4.0 million at December 31, 2017 and December 31, 2016, respectively.

Conference Call and Webcast

We will host a conference call on Tuesday, February 27, 2018 at 5:00 p.m. Eastern Time to discuss fourth quarter and year end 2017 results. The conference call can be accessed by dialing (877) 407-4018 domestic or (201) 689-8471 international. Individuals who dial in will be asked to identify themselves and their affiliations. For those unable to participate, an audio replay will be available from 8:00 p.m. Eastern Time on Tuesday, February 27, 2018 through midnight Tuesday, March 13, 2018. To access the replay, please call (844) 512-2921 domestic or (412) 317-6671 international, access code 13675098. The conference call will also be webcast though a link on Ladder Capital Corp’s Investor Relations website at ir.laddercapital.com. A web-based archive of the conference call will also be available at the above website.

Ladder Capital Corp
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2017 (1)	December 31, 2016

Assets
Cash and cash equivalents	$76,674	$44,615
Restricted cash	106,009	44,813
Mortgage loan receivables held for investment, net, at amortized cost:
Mortgage loans held by consolidated subsidiaries	3,282,462	2,000,095
Provision for loan losses	(4,000)	(4,000)
Mortgage loan receivables held for sale	230,180	357,882
Real estate securities	1,106,517	2,100,947
Real estate and related lease intangibles, net	1,032,041	822,338
Investments in unconsolidated joint ventures	35,441	34,025
FHLB stock	77,915	77,915
Derivative instruments	888	5,018
Due from brokers	—	10
Accrued interest receivable	25,875	24,439
Other assets	55,613	70,240
Total assets	$6,025,615	$5,578,337
Liabilities and Equity
Liabilities
Debt obligations, net:
Secured and unsecured debt obligations	$4,379,826	$3,942,138
Due to brokers	14	394
Derivative instruments	2,606	3,446
Amount payable pursuant to tax receivable agreement	1,656	2,520
Dividends payable	30,528	24,682
Accrued expenses	59,619	66,597
Other liabilities	63,220	29,006
Total liabilities	4,537,469	4,068,783
Commitments and contingencies	—	—
Equity
Class A common stock, par value $0.001 per share, 600,000,000 shares authorized; 96,258,847 and 72,681,218 shares issued and 93,641,260 and 71,586,170 shares outstanding	94	72
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized; 17,667,251 and 38,002,344 shares issued and outstanding	18	38
Additional paid-in capital	1,306,136	992,307
Treasury stock, 2,617,587 and 1,095,048 shares, at cost	(31,956)	(11,244)
Dividends in Excess of Earnings	(39,112)	(11,148)
Accumulated other comprehensive income (loss)	(212)	1,365
Total shareholders’ equity	1,234,968	971,390
Noncontrolling interest in operating partnership	240,861	533,246
Noncontrolling interest in consolidated joint ventures	12,317	4,918
Total equity	1,488,146	1,509,554

Total liabilities and equity	$6,025,615	$5,578,337

(1)	Includes amounts relating to consolidated variable interest entities.

Ladder Capital Corp
Consolidated Statements of Income
(Dollars in Thousands, Except Per Share and Dividend Data)

	Year Ended December 31,
	2017	2016	2015

Net interest income
Interest income	$263,667	$236,372	241,539
Interest expense	146,118	120,827	113,303
Net interest income	117,549	115,545	128,236
Provision for loan losses	—	300	600
Net interest income after provision for loan losses	117,549	115,245	127,636

Other income
Operating lease income	89,492	77,277	80,465
Tenant recoveries	7,179	5,958	9,907
Sale of loans, net	54,046	26,009	71,066
Realized gain (loss) on securities	17,209	7,724	24,007
Unrealized gain (loss) on Agency interest-only securities	1,405	(56)	(1,249)
Realized gain on sale of real estate, net	11,423	20,636	40,386
Fee and other income	18,341	21,365	15,205
Net result from derivative transactions	(12,641)	(1,409)	(38,937)
Earnings (loss) from investment in unconsolidated joint ventures	89	426	371
Gain (loss) on extinguishment of debt	(73)	5,382	—
Total other income	186,470	163,312	201,221
Costs and expenses
Salaries and employee benefits	70,463	64,270	61,612
Operating expenses	21,421	20,552	25,103
Real estate operating expenses	33,216	30,545	37,869
Fee expense	4,996	3,703	4,521
Depreciation and amortization	40,332	39,447	39,061
Total costs and expenses	170,428	158,517	168,166
Income (loss) before taxes	133,591	120,040	160,691
Income tax expense (benefit)	7,712	6,320	14,557
Net income (loss)	125,879	113,720	146,134
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures	(226)	138	(1,568)
Net (income) loss attributable to noncontrolling interest in operating partnership	(30,377)	(47,131)	(70,745)
Net income (loss) attributable to Class A common shareholders	$95,276	$66,727	$73,821

Earnings per share:
Basic	$1.16	$1.08	$1.43
Diluted	$1.13	$1.06	$1.42

Weighted average shares outstanding:
Basic	81,902,524	61,998,089	51,702,188
Diluted	109,704,880	107,638,788	51,870,808

Dividends per share of Class A common stock:	$1.215	$1.285	$2.225

Change in Accounting Principle

On June 29, 2017, the Company transferred its interests in $625.7 million of loans to the LCCM 2017-LC26 securitization trust. In connection with this transaction, pursuant to the risk retention requirement of the Dodd-Frank Act, the Company sold a restricted “horizontal interest” to a “Third Party Purchaser” (“TPP”), which must be held by the TPP for at least five years. The Company initially concluded that the transfer restrictions placed on the TPP of the risk retention securities, imposed by the risk retention rules of the Dodd-Frank Act, precluded sale accounting under generally accepted accounting principles and, accordingly, the Company originally accounted for the transaction as a financing. As a result of industry discussions, in November 2017, the Securities and Exchange Commission staff indicated that, despite such restrictions, they would not take exception to a registrant treating such transfers as sales if they otherwise met all the criteria for sale accounting. The Company believes treatment of such transfers as sales is more consistent with the substance of such transaction, and accordingly, changed its accounting principles to treat such transfers as sales. In accordance with generally accepted accounting principles, the Company reflected this change in accounting principle retrospectively to prior interim periods within 2017.

As a result of the change in accounting principle, the Company recognized a gain of $26.1 million on the transaction when it closed on June 29, 2017. In addition, upon consummation, the Company recognized $12.9 million and $62.7 million in restricted and unrestricted securities, respectively, which are included in real estate securities, available-for-sale on the Company’s consolidated balance sheets. The Company also recognized a liability for $78.8 million for 23 intercompany loans with a combined principal balance of $76.7 million. This change in accounting principle had no material impact on previously reported core earnings or core EPS.

Non-GAAP Financial Measures

We present core earnings, core EPS, and after-tax core return on average equity (“after-tax core ROAE”), which are non-GAAP financial measures, as supplemental measures of our performance. We believe core earnings, core EPS and after-tax core ROAE assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use core earnings, core EPS and after-tax core ROAE: (i) to evaluate our earnings from operations and (ii) because management believes that they may be useful performance measures for us. Core earnings is also used as a factor in determining the annual incentive compensation of our senior managers and other employees.

We consider the Class A common shareholders of the Company and limited partners of Ladder Capital Finance Holdings LLLP other than Ladder Capital Corp (“Continuing LCFH Limited Partners”) to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, for purposes of computing core earnings, core EPS and after-tax core ROAE, we start with pre-tax earnings or net income and adjust for other noncontrolling interest in consolidated joint ventures but we do not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners. Similarly, when calculating undepreciated book value per share we include total shareholders' equity and the noncontrolling interest held by Continuing LCFH Limited Partners, but exclude noncontrolling interest in consolidated joint ventures.

Core earnings

We define core earnings as income before taxes adjusted for (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iii) unrealized gains/(losses) related to our investments in agency interest-only securities, (iv) economic gains on securitization transactions not recognized under GAAP accounting for which risk has substantially transferred during the period and the exclusion of resultant GAAP recognition of the related economics during the subsequent periods, (v) non-cash stock-based compensation and (vi) certain one-time transactional items.

For core earnings, we include adjustments for economic gains on securitization transactions not recognized under GAAP accounting for which risk has substantially transferred during the period and exclusion of resultant GAAP recognition of the related economics during the subsequent periods. This adjustment is reflected in core earnings when there is a true risk transfer on the mortgage loan transfer and settlement. Historically, this has represented the impact of economic gains on (discounts) on intercompany loans secured by our own real estate which we had not previously recognized because such gains were eliminated in consolidation. Conversely, if the economic risk was not substantially transferred, no adjustments to net income would be made relating to those transactions for core earnings purposes. Management believes recognizing these amounts for core earnings purposes in the period of transfer of economic risk is a reasonable supplemental measure of our performance.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from core earnings until the related asset is sold and the hedge position is considered “closed,” whereupon they would then be included in core earnings in that period. These are reflected as “adjustments for unrecognized derivative results” for purposes of computing core earnings for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Our investments in agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the agency interest-only securities adjusts for timing differences between when we recognize changes in the fair values of our assets. Set forth below is an unaudited reconciliation of net income to after-tax core earnings ($ in thousands):

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016		2017	2016

Net income (loss)	$45,370	$71,621		$125,879	$113,720
Income tax expense (benefit)	3,058	773		7,712	6,320
Income (loss) before taxes	48,428	72,394		133,591	120,040
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures and operating partnership (GAAP) (1)	(101)	(306)		(258)	109
Our share of real estate depreciation, amortization and gain adjustments (2)	9,372	9,207		35,891	33,828
Adjustments for unrecognized derivative results (3)	(3,651)	(41,657)		(10,139)	(11,105)
Unrealized (gain) loss on Agency IO securities	(371)	85		(1,405)	56
Adjustment for economic gain on securitization transactions not recognized under GAAP for which risk has been substantially transferred, net of reversal/amortization	(1,942)	(509)		1,026	(482)
Non-cash stock-based compensation	8,621	5,512		20,043	19,039
One-time transactional adjustments	—	(90)	(4)	—	(3,272)	(4)
Core earnings	60,356	44,636		178,749	158,213
Core estimated corporate tax benefit (expense) (5)	(9,014)	(4,202)		(9,265)	627
After-tax core earnings	$51,342	$40,434		$169,484	$158,840

(1)	Includes $8 thousand and $32 thousand of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the consolidated statements of income for the fourth quarter and year ended December 31, 2017, respectively. Includes $8 thousand and $29 thousand of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the consolidated statements of income for the fourth quarter and year ended December 31, 2016, respectively.

(2)	The following is a reconciliation of GAAP depreciation and amortization to our share of real estate depreciation, amortization and gain adjustments amounts presented in the computation of core earnings in the preceding table ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Total GAAP depreciation and amortization	$11,009	$10,658	$40,332	$39,447
Less: Depreciation and amortization related to non-rental property fixed assets	(23)	(28)	(93)	(114)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization	(465)	(726)	(1,290)	(2,519)
Our share of real estate depreciation and amortization	10,521	9,904	38,949	36,814

Realized gain from accumulated depreciation and amortization on real estate sold (see below)	(818)	(702)	(2,277)	(3,007)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization on real estate sold	5	5	17	21
Our share of accumulated depreciation and amortization on real estate sold	(813)	(697)	(2,260)	(2,986)

Less: Operating lease income on above/below market lease intangible amortization	(336)	—	(798)	—

Our share of real estate depreciation, amortization and gain adjustments	$9,372	$9,207	$35,891	$33,828

GAAP gains/losses on sales of real estate include the effects of previously recognized real estate depreciation and amortization. For purposes of core earnings, our share of real estate depreciation and amortization is eliminated and, accordingly, the resultant gain/losses must also be adjusted. Following is a reconciliation of the related consolidated GAAP amounts to the amounts reflected in core earnings.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

GAAP realized gain on sale of real estate, net	$3,633	$5,020	$11,423	$20,636
Adjusted gain/loss on sale of real estate for purposes of core earnings	(2,820)	(4,323)	(9,163)	(17,650)
Our share of accumulated depreciation and amortization on real estate sold	$813	$697	$2,260	$2,986

(3)	The following is a reconciliation of GAAP net results from derivative transactions to our hedging unrecognized result presented in the computation of core earnings in the preceding table ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net results from derivative transactions	$5,710	$64,739	$(12,641)	$(1,409)
Hedging interest expense	2,749	6,625	15,320	29,870
Hedging realized result	(4,808)	(29,707)	7,460	(17,356)
Adjustments for unrecognized derivative results	$3,651	$41,657	$10,139	$11,105

(4)

We recorded an additional $0.1 million and $3.3 million income tax expense for the fourth quarter and year ended December 31, 2016, respectively, a proposed tax settlement for pre-acquisition liabilities on certain corporate entities acquired in certain transactions effected immediately prior to our initial public offering. We also recorded other income of $0.1 million and $3.3 million for the fourth quarter and year ended December 31, 2016, respectively, relating to the expected recovery of these amounts pursuant to an indemnification. While these items are presented on a gross basis, there was no impact to either net income or core earnings. Accordingly, since pre-tax income excludes the tax effect but includes the recovery pursuant to indemnification, the recovery amount must also be excluded from core earnings.

(5)	Core estimated corporate tax benefit (expense) based on effective tax rate applied to core earnings generated by the activity within our taxable REIT subsidiaries.

Core EPS

Core EPS is defined as after-tax core earnings divided by the adjusted weighted average diluted shares outstanding during the period. The adjusted weighted average diluted shares outstanding is defined as the GAAP weighted average diluted shares outstanding, adjusted for shares issuable upon conversion of all Class B shares, if excluded from the GAAP measure because they would have an anti-dilutive effect. The inclusion of shares issuable upon conversion of Class B shares is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in core earnings and after-tax core earnings.

Set forth below is an unaudited reconciliation of weighted average diluted shares outstanding to adjusted weighted average diluted shares outstanding (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Weighted average diluted shares outstanding	89,242	66,037	109,705	107,639
Weighted average shares issuable to converted Class B shareholders	20,541	42,582	—	—
Adjusted weighted average diluted shares outstanding	109,783	108,619	109,705	107,639

Set forth below is an unaudited computation of core EPS ($ in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

After-tax core earnings	$51,342	$40,434	$169,484	$158,840
Adjusted weighted average diluted shares outstanding	109,783	108,619	109,705	107,639
Core EPS	$0.47	$0.37	$1.54	$1.48

After-tax core ROAE

After-tax core ROAE is presented on an annualized basis and is defined as after-tax core earnings divided by the average total shareholders' equity and noncontrolling interest in operating partnership during the period. The inclusion of noncontrolling interest in operating partnership is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in after-tax core earnings. Set forth below is an unaudited computation of after-tax core ROAE ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

After-tax core earnings	$51,342	$40,434	$169,484	$158,840
Average shareholders' equity and NCI in operating partnership	1,472,845	1,500,134	1,477,479	1,486,772
After-tax core ROAE	13.9%	10.8%	11.5%	10.7%

Income from sales of securitized loans, net of hedging

We present income from sales of securitized loans, net of hedging, a non-GAAP financial measure, as a supplemental measure of the performance of our loan securitization business. Since our loans sold into securitizations to date are comprised of long-term fixed-rate loans, the result of hedging those exposures prior to securitization represents a substantial portion of our securitization profitability. Therefore, we view these two components of our profitability together when assessing the performance of this business activity and find it a meaningful measure of our performance as a whole. When evaluating the performance of our sale of loans into securitization business, we generally consider the income from sales of securitized loans, net, in conjunction with other income statement items that are directly related to such securitization transactions, including portions of the realized net result from derivative transactions that are specifically related to hedges on the securitized or sold loans, which we reflect as hedge gain/(loss) related to loans securitized, a non-GAAP financial measure, in the table below.

Set forth below is an unaudited reconciliation of income from sale of securitized loans, net to income from sale of loans, net as reported in our consolidated financial statements and an unaudited reconciliation of hedge gain/(loss) relating to loans securitized to net results from derivative transactions as reported in our consolidated financial statements ($ in thousands except for number of loans and securitizations):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Number of loans	57	44	114	104
Face amount of loans sold into securitizations	$851,087	$663,798	$1,476,741	$1,327,856	(1)
Number of securitizations	6	3	7	6

Income from sales of securitized loans, net (2)	$29,157	$(4,088)	$55,220	$23,098
Hedge gain/(loss) related to loans securitized (3)	3,139	22,087	(5,929)	15,271
Income from sales of securitized loans, net of hedging	32,296	17,999	49,291	38,369
Adjustment for economic gain on securitization transactions not recognized under GAAP for which risk has been substantially transferred	(1,695)	(275)	2,051	413
Core gain on sale of securitized loans	$30,601	$17,724	$51,342	$38,782

(1)	Excludes one $21.7 million loan acquired from a third party and sold into a securitization at equal values.

(2)	The following is a reconciliation of income from sale of loans, net, which is the closest GAAP measure, as reported in our consolidated financial statements to the non-GAAP financial measure of income from sales of securitized loans, net ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Income from sales of loans, net	$29,917	$(4,256)	$54,046	$26,009
Unrealized losses on loans related to lower of cost or market adjustments	—	—	1,779	—
(Income) loss from sale of loans (non-securitized), net	(760)	168	(605)	(2,911)
Income from sales of securitized loans, net	$29,157	$(4,088)	$55,220	$23,098

(3) The following is a reconciliation of net results from derivative transactions, which is the closest GAAP measure, as reported in our consolidated financial statements to the non-GAAP financial measure of hedge gain/(loss) related to loans securitized ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net results from derivative transactions	$5,710	$64,739	$(12,641)	$(1,409)
Hedge gain/(loss) related to lending and securities positions	(2,615)	(42,307)	8,130	15,971
Hedge gain/(loss) related to loans (non-securitized)	44	(345)	(1,418)	709
Hedge gain/(loss) related to loans securitized	$3,139	$22,087	$(5,929)	$15,271

Undepreciated book value per share

We present undepreciated book value per share, which is a non-GAAP financial measure, as a supplemental measure of our financial condition. We believe undepreciated book value per share assists investors in comparing our financial condition across reporting periods on a consistent basis by excluding accumulated depreciation on real estate, which implicitly assumes that the value of our real estate diminishes in value predictably over time, whereas real estate values have historically risen or fallen with market conditions.

We consider the Class A common shareholders of the Company and Continuing LCFH Limited Partners to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, when calculating undepreciated book value per share we include total shareholders' equity and the noncontrolling interest held by Continuing LCFH Limited Partners but exclude noncontrolling interest in consolidated joint ventures.

We define undepreciated book value per share as the sum of total shareholders' equity, noncontrolling interest in operating partnership, and our share of accumulated real estate depreciation and amortization, divided by the total Class A and Class B shares outstanding. Set forth below is an unaudited reconciliation of total shareholders' equity to undepreciated book value, and an unaudited computation of undepreciated book value per share ($ in thousands except per share date):

	December 31, 2017	December 31, 2016

Total shareholders' equity	$1,234,968	$971,390
Noncontrolling interest in operating partnership	240,861	533,246
Our share of accumulated real estate depreciation and amortization (1)	149,494	112,606
Undepreciated book value	1,625,323	1,617,242

Class A shares outstanding	93,641	71,586
Class B shares outstanding	17,667	38,002
Total shares outstanding	111,308	109,588

GAAP book value per share	$13.19	$13.57
Undepreciated book value per share	$14.60	$14.76

(1) The following is a reconciliation of GAAP accumulated real estate depreciation and amortization to our share of accumulated real estate depreciation and amortization presented in the computation of undepreciated book value per share in the preceding table ($ in thousands):

	December 31, 2017	December 31, 2016

GAAP accumulated real estate depreciation and amortization	$161,063	$122,007
Less: Noncontrolling interest in consolidated joint ventures' share of accumulated real estate depreciation and amortization	(11,569)	(9,401)
Our share of accumulated real estate depreciation and amortization	$149,494	$112,606

Core gain on sale of loans

We present core gain on sale of loans, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define core gain on sale of loans as income from sales of loans, and the economic gains on the transfer of loans not considered sold for accounting purposes, net of the realized hedging result related to the hedging of loans sold or transferred. We believe core gain on sale of loans assists investors in comparing our performance across reporting periods on a consistent basis by eliminating timing differences related to changes in values of assets and derivatives.

Set forth below is an unaudited reconciliation of GAAP sale of loans, net to core gain on sale of loans ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

GAAP sale of loans, net	$29,917	$(4,256)	$54,046	$26,009
Adjustment for economic gain on securitization transactions not recognized under GAAP for which risk has been substantially transferred (1)	(1,695)	(275)	2,051	413
Hedging gain/(loss) related to loans securitized and other loan activity	3,095	25,027	(2,732)	17,156
Core gain on sale of loans	$31,317	$20,496	$53,365	$43,578

(1)	For core gain on sale of loans, we include adjustments for economic gains on securitization transactions not recognized for GAAP accounting. Management believes recognizing these amounts for core purposes in the period of economic transfer of risk is a reasonable supplemental measure of our performance.

Core gain on sale of securities

We present core gain on sale of securities, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define core gain on sale of loans as income from sales of securities net of the realized hedging result related to the hedging of securities sold. We believe core gain on sale of securities assists investors in comparing our performance across reporting periods on a consistent basis by eliminating timing differences related to changes in values of assets and derivatives.

Set forth below is an unaudited reconciliation of GAAP realized gain (loss) on securities to core gain on sale of securities ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

GAAP realized gain (loss) on securities	$(1,973)	$(1,800)	$17,209	$7,724
Plus: Other than temporary impairment, net of hedging	694	59	1,254	643
Hedging realized result - security sales	1,713	4,680	(4,728)	200
Core gain on sales of securities	$434	$2,939	$13,735	$8,567

Net rental income

We present net rental income, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define net rental income as the total of operating lease income and tenant recoveries, less real estate operating expenses, all of which are disclosed on our consolidated statements of income. We present net rental income as a measure of the recurring income from our real estate investments before non-recurring items such as gains on sale or fee income, which we believe assists investors in analyzing our performance across reporting periods.

Set forth below is an unaudited reconciliation of operating lease income to net rental income ($ in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Operating lease income	$24,751	$19,432	$89,492	$77,277
Plus: Tenant recoveries	2,058	2,113	7,179	5,958
Less: Real estate operating expenses	(8,355)	(7,301)	(33,216)	(30,545)
Net rental income	$18,454	$14,244	$63,455	$52,690

Adjusted leverage

We present adjusted leverage, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define adjusted leverage as the ratio of debt obligations, net of deferred financing costs, adjusted for non-recourse debt obligations related to securitizations that are consolidated on our GAAP balance sheet. We believe adjusted leverage assists investors in comparing our leverage across reporting periods on a consistent basis by excluding non-recourse debt related to securitized loans.

Set forth below is an unaudited computation of adjusted leverage ($ in thousands):

	December 31, 2017		December 31, 2016

GAAP debt obligations, net	$4,379,826		$3,942,138
Less: CLO debt	(688,479)	(1)	—
Adjusted debt obligations	3,691,347		3,942,138

GAAP total equity	1,488,146		1,509,554

Adjusted leverage	2.5		2.6

(1)	As discussed above, we contributed over $888.4 million worth of balance sheet loans into two CLO securitizations that remain on our balance sheet for accounting purposes, but are excluded from debt obligations for adjusted leverage calculation purposes.

Non-GAAP Measures - Limitations

Our non-GAAP financial measures have limitations as analytical tools. Some of these limitations are:

  core earnings, core EPS and after-tax core ROAE do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations and are not necessarily indicative of cash necessary to fund cash needs;
  core EPS and after-tax core ROAE are based on a non-GAAP estimate of our effective tax rate, including the impact of Unincorporated Business Tax and the impact of our election to be taxed as a REIT effective January 1, 2015, assuming the conversion of all shares of Class B common stock into shares of Class A common stock. Our actual tax rate may differ materially from this estimate;
  undepreciated book value per share excludes accumulated real estate depreciation and amortization and may not reflect an accurate measure of the value of our real estate; and
  other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss) attributable to shareholders, earnings per share or book value per share, or any other performance measures calculated in accordance with GAAP. Our non-GAAP financial measures should not be considered an alternative to cash flows from operations as a measure of our liquidity. Undepreciated book value per share should not be considered a measure of the value of our assets upon an orderly liquidation of the our company.

In the future, we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For additional information about our non-GAAP financial measures, please refer to the disclosures available on our website or our Annual Report on Form 10-K.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Ladder believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the U.S. Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Ladder expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

CONTACT:
Investors
Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com